Exhibit 10.7

Application for Loan (for working capital loans of SMEs)

(Applicable to the average quoted interest rate at the base rate of the loan)

Contract No.: 2018 Zhen Zhong Dong Bu Xiao Jie Zi No. 000112

To: Bank of China Shenzhen East Branch

Due to business needs, our company hereby applies for working capital loan from you in accordance with the Credit Line Agreement for Small and Medium-sized Enterprises and “Annex 1: For short-term working capital loan business” signed by our company and you coded 2018 Zhen Zhong Yin Dong Bu E Xie Zi No. 000112. The rights and obligations arising therefrom shall be handled in accordance with the aforementioned agreement, attachments and this application form.

Article 1 Amount of Loan

Loan amount: (in words) RMB six million one hundred and twenty-five thousand yuan only; (in figures) ¥6,125,000.00.

Article 2 Term of Loan

Term of loan: 12 months from the actual date of drawdown; in the case of more than one drawdown, the term shall be counted from the first actual drawdown date.

Our company shall make withdrawal strictly in accordance with the agreed withdrawal time. If the actual withdrawal date is later than the agreed withdrawal time, our company shall make repayment in accordance with the agreed repayment time in this application form.

Article 3 Purpose of Loan

Purpose of loan: Payment for operating expenses arising from transportation business including salary, fuel expense, highway and bridge expense, transportation expense, purchase of automobile spare parts and equipment maintenance and so on.

Without the written consent of the lender, our company shall not change the use of the loan, including but not limited to, our company shall not use the loan for fixed assets, equity and other investments, and shall not use the loan for fields and purposes prohibited by the state from production and operation.

Article 4 Interest Rate of Loan and Interest Settlement

1. Interest rate of loan

RMB interest rate

The interest rate of the loan is (2):

(1) Fixed interest rate, annual interest rate   // %. The contract interest rate remains unchanged for the duration of the loan.

(2) Floating rate, with a floating period of 6 months:

The interest rate shall be repriced every 6 months from the actual drawdown date (or the first actual drawdown date if the drawdown is made more than once). The repricing date is the actual drawdown date (or the first actual drawdown date if the drawdown is made more than once). If there is no corresponding date in the month of repricing, the last day of the month is the interest rate repricing date.

A. The interest rate within the first floating cycle is the benchmark lending interest rate of          //          term loan issued and implemented by the People's Bank of China plus          //          % at actual drawdown date (or the first actual drawdown date if the drawdown is made more than once); After each floating cycle, the interest rate for the next floating cycle shall be the benchmark lending rate with the same term issued by the People's Bank of China plus          //          % on the repricing date.

B. The interest rate in the first floating cycle is the average lending benchmark rate quoted by the National Interbank Lending Center on the working day before the actual drawdown date (or the first actual drawdown date if the drawdown is made more than once) ☐ plus / ☐ minus (alternative) 286.75 basis points; After each floating period, the interest rate for the current floating cycle shall be the average lending benchmark rate quoted by the National Interbank Lending Center on the working day before the repricing date ☐ plus / ☐ minus (alternative) 286.75 basis points.

2. Interest calculation

The interest is calculated from our actual drawdown date and based on the actual drawdown amount and the number of days to use the money.

Interest calculation formula: interest = principal × actual days × daily interest rate.

The base for calculation of daily interest rate is 360 days per year. The conversion formula is: daily interest rate = annual interest rate /360.

3. Interest settlement method

Our company settles interest in the following method of (2).

(1) Quarterly settlement. Interest shall be settled on the twentieth day and paid on the twenty-first day of the last month of each quarter.

(2) Monthly settlement. Interest shall be settled on the twentieth day and paid on the twenty-first day of every month.

Where the repayment date for the last installment of the loan principal does not coincide with the interest payment date, such repayment date shall be the interest payment date on which the borrower shall pay up all interests payable.

4. Penalty interest

(1) Where the loan is overdue or is not used for purposes as agreed herein, penalty interest will be imposed on the part of loan overdue or used for other purposes at the penalty interest rate as agreed herein from the date on which the loan becomes overdue or is misappropriated, till both the principal and interests are paid up.

Where the loan is overdue and misappropriated at the same time, penalty interest will be imposed at a higher penalty interest rate.

(2)       Where the Borrower fails to pay the interest and penalty interest on time, the interest settlement method as agreed in paragraph 3 herein shall apply, and compound interest will be calculated and collected at the penalty interest rate as agreed herein.

(3)       Penalty interest rate

□ Penalty interest rate for fixed rate loans

A. Floating interest rate, with A floating period of          //          months          //          years (note: for a loan with a fixed interest rate within one year (inclusive), the floating period is the original term of the loan; for fixed interest loans of more than one year, the floating period is one year.) The penalty interest rate repricing day shall be the corresponding day of the day on which the loan becomes overdue or is misappropriated in the repricing month. Where there is no corresponding day, the last day of the month shall be the penalty interest rate repricing day.

B. The penalty interest rate for overdue loans shall be an additional 50% above the base interest rate determined in item C of this section. The penalty rate of misappropriation loan is 100% plus the base rate;

C. Within the first floating period, the base rate is the borrowing rate agreed in clause 1 of this article.

After each floating cycle, the base rate for the next floating cycle is determined as follows:

☐  the benchmark lending rate with the same term issued by the People's Bank of China plus          //         % on the repricing date.

☐ the average lending benchmark rate quoted by the National Interbank Lending Center on the working day before the actual withdrawal date (or the first actual drawdown date if the drawdown is made more than once) ☐ plus / ☐ minus (alternative)          //          basis points.

■ Penalty interest rate for floating rate loans

The penalty interest rate of a floating rate loan shall continue to fluctuate in accordance with the floating period and manner agreed in clause 1 of this article. The penalty interest rate of overdue loans is 50% plus the floating interest rate, and the penalty interest rate of misappropriation loans is 100% plus the floating interest rate.

Article 5 Conditions for Drawdown

In addition to the contents stipulated in the agreement and the annexes, the drawdown shall meet the following conditions:

1. Submit the written drawdown application and relevant documents of loan’s purpose to your bank and complete the relevant drawdown procedures 5 banking working days before the drawdown;

Article 6 Time and Method of Drawdown

1. Our company shall make drawdown according to the method (2) below:

(1) Make fully drawdown on         / /         year         / /         month         / /         day.

(2) Make fully drawdown within 30 days from January 3, 2019.

(3) The drawdown shall be made in various times as follows:

Drawdown date	Drawdown amount

2. You reserves the right to reject the drawdown application of our company for the unused part beyond the above time.

If you agree to make the loan, you are entitled to charge a commitment fee for the delayed withdrawal at the standard of  / /; for the part you refuse to lend, you are entitled to charge a commitment fee according to the standard of  / /.

Article 7 Payment of Loan Funds

1. Loan disbursement account

Our company opens the following account in your bank as the loan disbursement account, the loan disbursement and payment should be handled through this account.

☐ This account is a special account, which can only be used for the remittance and payment of loan, and cannot be used for the collection and payment of other funds. (This sentence is optional and should be deleted if not applicable.)

Account name: Shenzhen Yangang Mingzhu Freight Industry Co., Ltd.

Account number: ****************

2. Payment method of loan

(1) Payment method of loan should be in accordance with the laws and regulations, the provisions of the regulations and this application; individual drawdown of loan should be confirmed in the drawdown application; if the payment method of loan in drawdown application is considered as being inconformity with the requirements, you are entitled to change the method or stop the disbursement and payment.

(2) Entrusted payment, that is, according to our drawdown application and payment entrustment, your will remit the loan to our trading counterparty that meets the purpose agreed in this application. We agree with you to remit the loan by your bank's entrusted payment method in accordance with the relevant regulations of China Banking Regulatory Commission and your internal management regulations, subject to one of the following conditions:

A. Our company has never conducted credit business in your bank, and our latest credit rating in your bank is below level BB (excluding level BB);

B. When examining the drawdown, the payee is explicit (with definite account and account name) and the single payment amount exceeds RMB 10 million yuan (excluding);

C. Other circumstances stipulated by you: including but not limited to the circumstances that the specific rules for products stipulates that the loan fund should be enclosed transfer and the counterparty should be paid by your bank directly.

(3) Discretionary payment, that is, after you remit the loan to our company's account according to our company's drawdown application, our company will pay to the trading counterparty meeting the purpose agreed in this application. In addition to the case that the above paragraph should be paid by the entrusted payment method of your bank, the payment method of other borrowing funds shall be paid by the discretionary method.

(4) Change of payment method. After the submission of the drawdown application, if the conditions of payment to externalities and credit rating of our company change, the method of payment of the loan funds shall be changed if the conditions stipulated in clause 2 paragraph (2) of this article are met. If the payment method is changed or the payment amount, payee and purpose of loan are changed under the method of entrusted payment, we shall provide the written application for change to you, and re-submit the drawdown application and relevant transaction data proving the use of funds.

3. Specific requirements for entrusted payment of the loan

(1) Payment entrustment. In accordance with the your requirement of entrusted payment, we should have a clear payment entrustment in the drawdown application to authorize and entrust you to pay the loan to the designated account of the counterparty for the purpose agreed in this application, and should provide the name of the counterparties, counterparty’s bank account and other necessary information for making the payment.

(2) Providing transaction information. If your entrusted payment conditions are met, we shall provide you with the loan account, information of counterparty’s bank account and materials proving that the drawdown meets the agreed purpose at such drawdown. We assure you that all information provided to you is true, complete and valid. If the entrusted payment obligation of you fails to be completed in time due to the untrue, inaccurate and incomplete transaction information provided by our company, you shall not assume any liability, and the repayment obligation already incurred by our company under this application form shall not be affected.

(3) Performance of your entrusted payment obligation

A. Under entrusted payment method, we will submit the authorization and relevant transaction information for your approval of remitting the loan to our trading counterparty through our company's account.

B. Any materials and other related materials are found through your review that do not conform to the conventions of this application or have other defects, you shall have the right to demand us to supplement, replace, or submit relevant materials. Before we submit any qualified materials, you reserve the right to refuse the remittance and payment.

C. If the loan is returned by the bank of counterparty resulting your failure to timely remit the loan to our counterparty in accordance with our payment entrustment, you shall not assume any responsibility, and our repayment obligation under this application will not be affected. We hereby authorize the lender to freeze the amount returned by the counterparty bank. In this case, our company shall re-submit the relevant transaction materials such as payment entrustment and proof of use.

(4) We promise not to avoid the entrusted payment method by dividing the whole into parts.

4. After the issuance of the loan, we will provide the records of use and materials of the loan according to your requirements in a timely manner, including but not limited to         //         .

5. Under any of the following circumstances, the bank shall have the right to re-determine the conditions for the remittance and payment of the loan or to stop the remittance and payment of the loan:

(1) We violate the provisions of this contract and evades the entrusted payment by breaking up the loan into parts;

(2) The credit status of our company declines or the profitability of our main business is not strong;

(3) Abnormal use of loan;

(4) We fail to provide the use records and materials of loan in time as required by you;

(5) We pay the loan in violation of this article.

Article 8 Repayment

1. We designates the following account as the collection account, and the relevant funds will be entered into this account. We would like to timely provide the inflow and outflow of this account. You have the right to require us to explain the large amount and abnormal amount of inflow and outflow of such account and supervise the account.

Account name: Shenzhen Yangang Mingzhu Freight Industry Co., Ltd.

Account number: ************

2. Unless otherwise agreed by the parties, we shall repay the loan hereunder according to the repayment plan in item (3) below:

(1) Fully repay the loan in one lump sum upon its maturity under this application

(2) Repay the loan under this application according to the following repayment plan:

Repayment date	Repayment amount

(3) Other repayment plans: 1/24 of the drawdown amount shall be repaid every month, and the remaining principal shall be repaid once when due.

If we need to change the above repayment plan, we shall submit a written application to you 15 banking days before the maturity of the corresponding loan. The change of the repayment plan shall be confirmed in writing by both parties.

3. Unless otherwise agreed by the parties, in the event that we both default on the principal and interest of the loan, you shall have the right to determine the order of repayment of the principal or interest; In the case of installment repayment, if there are multiple loans due or overdue under this application, you has the right to determine the repayment order of a certain repayment of our company; If there are several loan applications due between our company and you, you has the right to determine the order in which our company performs each repayment.

4. Unless otherwise agreed by both parties, our company may make repayment in advance, provided that we inform your bank in writing at least 15 working day in advance. The prepayment amount is used to pay off the loan that comes due first, in reverse order.

You reserve the right to charge 1% of the early repayment for the early repayment.

5. We shall make repayment according to the following (1) method.

(1) No later than 5 banking days prior to the maturity of each principal and interest, the bank shall deposit the full amount of funds for repayment in the following account.

Account name: Shenzhen Yangang Mingzhu Freight Industry Co., Ltd.

Account number: ************

(2) Other repayment methods agreed by both parties:  //.

Article 9 Security

1. The security method of the debt under this application is:

This contract is the main contract under the Pledge Contract for Maximum Amount of Small and Medium-sized Enterprise Business coded 2018 Zhen Zhong Yin Dong Bu Xiao Zhi Zi No. 000112 signed by the guarantor Shenzhen Yangang Mingzhu Freight Industry Co., Ltd. and the lender. The guarantor here provides guarantee for this application.

This contract is the main contract under the Guarantee Contract for Maximum Amount of Small and Medium-sized Enterprise Business coded 2018 Zhen Zhong Yin Dong Bu Xiao Bao Zi No. 000112B signed by guarantor Jinlong Yang and the lender. The guarantor here provides guarantee for this application.

This contract is the main contract under the Guarantee Contract of Maximum Amount of Small and Medium-sized Enterprise Business coded 2018 Zhen Zhong Yin Dong Bu Xiao Bao Zi No. 000112A signed by the guarantor Shenzhen Yangang Mingzhu Logistics Co., Ltd. and the lender. The guarantor here provides guarantee for this application.

This contract is the main contract under the Mortgage Contract for Maximum Amount of Small and Medium-sized Enterprise Business coded 2018 Zhen Zhong Yin Dong Bu Xiao Di Zi No. 000112 signed by guarantor Guizhi Yang and the lender. The guarantor here provides guarantee for this application.

This contract is the main contract under the Mortgage Contract for Maximum Amount of Small and Medium-sized Enterprise Business coded 2018 Zhen Zhong Yin Dong Bu Xiao Di Zi No. 000112A signed by guarantor Jinhua Yang and the lender. The guarantor here provides guarantee for this application.

2. If any events occurred may affect our performance ability, or guarantee contract becomes invalid, revoked or cancelled; or the financial position of our company and the guarantor deteriorate; or our company and the guarantor are involved in significant litigation or arbitration cases; or other reasons that may affect our company’s performance ability; or guaranty contract or other contract between you and guarantor is default; or collaterals are depreciated, damaged, lost, seizure, or any other events cause the value of collaterals declined or lost, you have the right to demand, and we have an obligation to provide a new guarantee, such as replacement of the collaterals to guarantee the debt under this contract.

Article 10 Commitment

In addition to the contents agreed in the agreement and the annexes, our company makes the following supplementary commitments for the business under this application:

1. We ensure that the following financial indicators are continuously met:         //        ;

2. Accept your credit inspection and supervision, and provide adequate assistance and cooperation; if the entrusted payment method is taken, we shall regularly summarize and report the payment and use of loan as required by you. The specific reporting time is:         //        ;

3. We shall not distribute dividends and bonuses to shareholders in any form from the effective date of this application until the fully settlement of loan principal and interest and related expenses under this application.

4. We will not dispose of our own assets by reducing our solvency. And promise that the total amount of external guarantee shall not be more than 2 times of our company's own net assets, and the total amount of external guarantee and individual guarantee shall not exceed the limit stipulated in our company's articles of association;

5. With respect to the loan under this application, the guarantee conditions, pricing of the loan interest rate, repayment order and other loan conditions provided by us to you shall be no less than those granted to any other financial institution now or in the future. (This is an optional clause).

6. Other commitments of our company:         //        .

Article 11 Insurance (This is an optional clause, choose the item 2 below: 1. applicable 2. not applicable)

We shall take insurance from the insurance institutions as recognized by you to cover the risks of trade-related equipment, engineering construction, cargo transportation and other risks during the period of project. The insurance types shall meet the requirements of your bank and the insurance amount shall not be less than the loan principal.

We shall deliver the original insurance policy to you within // days after this application becomes effective. Before the principal, interest and expense of the loan under this application are paid off, we shall not suspend the insurance for any reason. If we interrupt the insurance, you shall have the right to renew the insurance or take the insurance on your behalf, and the expense shall be borne by us. We take full responsibility for all losses incurred by you due to the interruption of insurance.

We shall notify you in writing within 3 days from the date of knowing or should have known the occurrence of the insured accident, and timely claim against the insurer according to the relevant provisions of the insurance policy; we shall be liable for the losses caused to you by failing to timely notify or claim for compensation or failing to fulfil the obligations under the insurance policy.

Unless otherwise agreed, the insurance indemnity shall first be used to repay the principal and interest of the loan and other expenses payable.

Article 12 Appendix

The appendix below and other appendix agreed by both parties form an integral part of this application, share the same legal effect.

1.	Drawdown application

Applicant: Shenzhen Yangang Mingzhu Freight Industry Co., Ltd.

Shenzhen Yangang Mingzhu Freight Industry Co., Ltd. [Corporate Seal Affixed Here]

Authorized representative:

/s/ Jinlong Yang

December 18, 2018

Opinion of bank: Agree

Bank of China Shenzhen East Branch [Corporate Seal Affixed Here]

Authorized representative:

/s/ Huan Meng [Personal Seal Affixed Here]

December 18, 2018